Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173256

PROSPECTUS

Offer to Exchange up to
$3,500,000,000 Principal Amount of Our
5.35% Global Notes due 2040
Which Have Been Registered under the Securities Act of 1933
For All Outstanding Unregistered
5.35% Global Notes due 2040

AT&T Inc. (“AT&T”) is offering to exchange registered 5.35% Global Notes due 2040 (the “Exchange Notes”) for its outstanding unregistered 5.35% Global Notes due 2040 (the “Original Notes”). The Original Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “Notes”. The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes do not apply to the Exchange Notes. The Original Notes may only be tendered in an amount equal to $1,000 in principal amount or in integral multiples of $1,000 in excess thereof. We also intend to pay in cash accrued and unpaid interest on the Original Notes accepted for exchange from the last applicable interest payment date to, but excluding, the date on which the exchange of Original Notes accepted for exchange is settled (such date is referred to herein as the “Settlement Date”). We refer to this offer as the “Exchange Offer”. For a more detailed description of the Exchange Notes, see “Description of Exchange Notes”.

We are not asking you for a proxy and you are requested not to send us a proxy. You do not have dissenters’ rights of appraisal in connection with the Exchange Offer. See “The Exchange Offer — Absence of Dissenters’ Rights of Appraisal”.

No public market currently exists for the Original Notes. The Exchange Notes will not be listed on any national securities exchange.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.

Holders may withdraw their tendered Original Notes at any time on or prior to the Expiration Date (as defined below) of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on May 12, 2011, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated, the “Expiration Date”). The Exchange Offer is subject to customary conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer”.

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 55 of our 2010 Annual Report to Stockholders, portions of which are filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference herein, and on page 7 of this prospectus, to read about factors you should consider before investing in the Exchange Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 13, 2011.

No person has been authorized to give any information or any representation concerning us or the Exchange Offer (other than as contained in this prospectus or the related letter of transmittal) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

In making an investment decision, prospective investors must rely on their own examination of us, and the terms of this offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer and to invest in the Exchange Notes under applicable legal investment or similar laws or regulations.

There are no guaranteed delivery provisions provided for in conjunction with the Exchange Offer under the terms of this prospectus and the accompanying letter of transmittal. Tendering holders must tender their Original Notes in accordance with the procedures set forth under “The Exchange Offer— Procedures for Tendering Original Notes.”

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. See “Where You Can Find More Information”.

When we refer to “we”, “our” or “us” in this prospectus, we mean AT&T Inc. and its consolidated subsidiaries unless the context explicitly otherwise requires.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. See “Risk Factors” below for information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate herein will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and until the Expiration Date (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules):

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010; and

2. Our Current Reports on Form 8-K filed on January 13, 2011, January 27, 2011 (only with respect to information filed under Item 8.01), March 7, 2011, March 21, 2011 (only with respect to information filed under Item 1.01, Item 3.02 and Item 8.01), March 29, 2011 and March 31, 2011.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by calling us at (210) 351-3049, or by writing to us at the following address:

AT&T Inc.’s Specialist — External Reporting
AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202

ii

SUMMARY

This summary provides an overview of selected information. Because this is only a summary, it may not contain all of the information that may be important to you in understanding the Exchange Offer. You should carefully read this entire prospectus, including the section entitled “Risk Factors”, as well as the information incorporated by reference in this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

AT&T Inc.

AT&T Inc. (“AT&T”) is a holding company incorporated under the laws of the State of Delaware in 1983. Through our subsidiaries and affiliates, we provide wireline and wireless telecommunications services and equipment, directory advertising, and other products and services. Our principal executive offices are located at 208 S. Akard St., Dallas, Texas 75202. Our telephone number is (210) 821-4105. We maintain an Internet site at the following location (which is not an active link): http://www.att.com.

We are a leading provider of telecommunications services in the United States (“U.S.”) and the world. We offer our services and products to consumers in the U.S. and services and products to businesses and other providers of telecommunications services worldwide.

The services and products that we offer vary by market, and include: wireless communications, local exchange services, long-distance services, data/broadband and Internet services, video services, telecommunications equipment, managed networking, wholesale services and directory advertising and publishing. We group our operating subsidiaries as follows, corresponding to our operating segments for financial reporting purposes:

•	wireless subsidiaries provide both wireless voice and data communications services across the U.S. and, through roaming agreements, in a substantial number of foreign countries;

•	wireline subsidiaries provide primarily landline voice and data communication services, AT&T U-verse® TV, high-speed broadband and voice services (U-verse) and managed networking to business customers;

•	advertising solutions subsidiaries publish Yellow and White Pages directories and sell directory advertising and Internet-based advertising and local search; and

•	other subsidiaries provide results from customer information services and all corporate and other operations.

Our local exchange subsidiaries operate as the incumbent local exchange carrier in 22 states: Alabama, Arkansas, California, Connecticut, Illinois, Indiana, Florida, Georgia, Kentucky, Louisiana, Kansas, Michigan, Mississippi, Missouri, Nevada, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Wisconsin. Our local exchange subsidiaries are subject to regulation by each state in which they operate and by the Federal Communications Commission (FCC). Wireless service providers are regulated by the FCC. Additional information relating to regulation is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the heading “Government Regulation” and in our 2010 Annual Report to Stockholders under the heading “Operating Environment and Trends of the Business”, and is incorporated herein by reference.

With the expansion of our company through acquisitions and the resulting ownership consolidation of AT&T Mobility, and with continuing advances in technology, our services offerings now combine our traditional wireline and wireless services, thereby making our customers’ lives more convenient and productive and fostering competition and further innovation in the communications and entertainment industry.

Recent Developments

On March 20, 2011, AT&T and Deutsche Telekom AG (“Deutsche Telekom”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) under which AT&T agreed to acquire from Deutsche

Telekom all of the outstanding capital stock of its subsidiary T-Mobile USA, Inc. As of such date, the transaction had an approximate cost of $39 billion to AT&T, consisting of (i) $25 billion in cash and (ii) approximately $14 billion of AT&T’s common stock, subject to adjustment. In addition, AT&T has the right to increase the cash portion of the purchase price by up to $4.2 billion with a corresponding decrease in the stock portion. The closing of the acquisition, which is expected to occur in approximately twelve months, is subject to certain conditions, including approval by the Federal Communications Commission and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act of 1976, as amended. The acquisition is not subject to the approval of the stockholders of either AT&T or Deutsche Telekom. In the event that the Stock Purchase Agreement is terminated because of the failure to obtain regulatory approval, AT&T may become obligated to pay Deutsche Telekom $3 billion in cash, enter into a roaming agreement with Deutsche Telekom on terms favorable to both parties and transfer to Deutsche Telekom certain wireless AWS spectrum that AT&T does not need for its initial LTE roll-out.

AT&T and Deutsche Telekom have also entered into a stockholder’s agreement, which will become effective upon the closing of the acquisition. Pursuant to the stockholder’s agreement, Deutsche Telekom will have the right to nominate one director to AT&T’s Board of Directors until such time as Deutsche Telekom’s ownership in AT&T has been reduced below an agreed threshold, and so long as such nominee satisfies certain requirements, AT&T is obligated to use its reasonable best efforts to include such nominee in the slate of Board-approved candidates for election to AT&T’s Board of Directors.

On March 31, 2011, AT&T entered into a term credit agreement (the “Credit Agreement”), with certain investment and commercial banks, pursuant to which, and subject to the conditions set forth in the Credit Agreement, the lenders committed to provide unsecured bridge financing of up to $20 billion in connection with the acquisition of T-Mobile USA, Inc. In the event advances are made under the Credit Agreement, those advances would be used solely to finance a portion of the cash consideration to be paid in the acquisition and to pay related fees and expenses. The obligations of the lenders under the Credit Agreement to provide advances will terminate on September 20, 2012, unless prior to that date: (i) AT&T reduces to $0 the commitments of the lenders under the Credit Agreement, (ii) the Stock Purchase Agreement is terminated prior to the date the advances are made, or (iii) certain events of default occur. The Credit Agreement contains provisions requiring the reduction of the commitments of the lenders and the prepayment of outstanding advances by the amount of net cash proceeds resulting from the incurrence of certain indebtedness by AT&T or its subsidiaries, the public issuance of any capital stock by AT&T or its subsidiaries and non-ordinary course sales or dispositions of assets by AT&T or its subsidiaries, in each case subject to exceptions set forth in the Credit Agreement. Repayment of all advances must be made no later than the first anniversary of the date on which advances are made.

The Exchange Offer

Offeror	AT&T Inc.

The Exchange Offer	We are offering to exchange our Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding unregistered Original Notes. Original Notes may only be tendered in an amount equal to $1,000 in principal amount or in integral multiples of $1,000 in excess thereof. See “The Exchange Offer” for more information on the terms of the Exchange Offer.

Resale of Exchange Notes	Based upon the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the

Securities Act, provided that you will acknowledge in writing at the time of the consummation of the Exchange Offer that:

• you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

• you are acquiring the Exchange Notes in the ordinary course of your business;

• you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

• you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of Exchange Notes who is an affiliate of ours or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to satisfy our obligations under a registration rights agreement, dated as of September 2, 2010 (the “Registration Rights Agreement”).

Consequences If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the Exchange Offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless:

• you are able to rely on an exemption from the requirements of the Securities Act; or

• the Original Notes are registered under the Securities Act.

To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for any remaining Original Notes may (and likely will) be adversely affected. See “Risk Factors — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

After the Exchange Offer is complete, you will not have any further rights under the Registration Rights Agreement, including any right to require us to register any outstanding Original Notes that you do not exchange (except under limited circumstances) or to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to timely commence and complete the Exchange Offer.

Accrued and Unpaid Interest	Original Notes accepted for exchange will cease to accrue interest from and after the Settlement Date. Accordingly, holders whose tenders are accepted for exchange will not receive any payment in respect of accrued interest on such Original Notes, unless the record date for any such interest payment occurs before the completion of the Exchange Offer.

Expiration Date	The Expiration Date of the Exchange Offer will be 5:00 p.m., New York City time, on May 12, 2011, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend the Exchange Offer, the latest date and time to which we extend the Exchange Offer.

Settlement Date	The settlement of the Exchange Offer will occur promptly after the Expiration Date.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions described in “The Exchange Offer — Conditions to the Exchange Offer”, including, among other things, the condition that the registration statement of which this prospectus forms a part shall have become effective and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs.

Extension; Waivers and Amendments	Subject to applicable law, we reserve the right to (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part having been declared effective and not being subject to a stop order or any proceedings for that purpose, which conditions we cannot waive); or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment”.

Terms of Exchange Notes	The terms of the Exchange Notes are described in this prospectus under “Description of Exchange Notes”.

Procedures for Tendering the Original Notes	You may tender your Original Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer — Procedures for Tendering Original Notes” and “The Exchange Offer — Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC”.

For further information, call the Exchange Agent at the telephone numbers set forth under “The Exchange Agent” or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Original Notes in order to participate in the Exchange Offer, you should contact your intermediary entity promptly and instruct it to tender the Original Notes on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offer. See “The Exchange Offer — Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC”.

Withdrawal Rights; Non-Acceptance	You may withdraw your tender of Original Notes at any time prior to the Expiration Date. In the event that tendered Original Notes are not withdrawn and not accepted by us for exchange, such Original Notes will be promptly returned to such holders or credited to such holders’ DTC account in the same manner as tendered to us, unless a holder has indicated other delivery instructions in the related letter of transmittal or computer-generated message. See “The Exchange Offer — Withdrawal of Tenders” and “The Exchange Offer — Terms of the Exchange Offer”.

Absence of Dissenters’ Rights of Appraisal	You do not have dissenters’ rights of appraisal with respect to the Exchange Offer. See “The Exchange Offer — Absence of Dissenters’ Rights of Appraisal”.

Certain U.S. Federal Income Tax Considerations	The exchange of notes pursuant to the Exchange Offer generally should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations”.

Accounting Treatment	The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles. See “The Exchange Offer — Accounting Treatment”.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the Exchange Agent for the Exchange Offer. See “The Exchange Agent” below.

Further Information	See “The Exchange Offer” for more information concerning the Exchange Offer.

The Exchange Notes

The following summary contains basic information about the Exchange Notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Notes, see “Description of Exchange Notes”.

Issuer	AT&T Inc.

Exchange Notes	The terms of the Original Notes and the Exchange Notes are identical, except the Exchange Notes offered in the Exchange Offer:

• will have been registered under the Securities Act;

• will not have transfer restrictions and registration rights that relate to the Original Notes; and

• will not have rights relating to the payment of additional interest to holders of Original Notes if we fail to timely commence and complete the Exchange Offer.

Maturity Date	September 1, 2040, at par.

Interest Rate	The Exchange Notes will bear interest from the Settlement Date at the rate of 5.35% per annum, payable semi-annually in arrears in two equal payments.

Interest Payment Dates	March 1 and September 1 of each year, commencing on September 1, 2011.

Optional Redemption	The Exchange Notes will be redeemable, as a whole or in part, at our option, at any time and from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the Exchange Notes at a redemption price equal to their principal amount plus a “make-whole premium,” if any, and accrued and unpaid interest to the redemption date. See “Description of Exchange Notes — Optional Redemption of the Exchange Notes”.

Form and Settlement	The Exchange Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Société Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other hand, will be effected in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary.

Listing	The Exchange Notes will not be listed for trading on any national securities exchange.

Governing Law	The Exchange Notes will be governed by the laws of the State of New York.

RISK FACTORS

Any investment in the Exchange Notes involves a high degree of risk, including but not limited to the risks described below. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the other information incorporated by reference in this prospectus. The risks and uncertainties described below and in our Annual Report are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of the Exchange Notes could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements”.

Risks Relating to Participation in the Exchange Offer

Our board of directors has not made a recommendation as to whether you should tender your Original Notes in exchange for Exchange Notes in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of our Original Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Original Notes should tender their Original Notes in exchange for Exchange Notes pursuant to the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Original Notes for purposes of negotiating the terms of this Exchange Offer, or preparing a report or making any recommendation concerning the fairness of this Exchange Offer. Therefore, if you tender your Original Notes, you may not receive more or as much value than if you chose to keep them. Holders of Original Notes must make their own independent decisions regarding their participation in the Exchange Offer.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender or we do not accept will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Conditions to the Exchange Offer” and “The Exchange Offer — Procedures for Tendering Original Notes”. These procedures and conditions include timely receipt by the Exchange Agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC).

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes outstanding. Following the Exchange Offer, if you do not tender your Original Notes you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange. Accordingly, there can be no assurances that an active trading market will develop upon completion of the Exchange Offer or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active trading market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Risks Relating to the Exchange Notes

We are a holding company that conducts all of our business through our subsidiaries. The debt and other liabilities of our subsidiaries, including Original Notes that remain outstanding after completion of the Exchange Offer, will be effectively senior to the Exchange Notes.

We conduct all of our business through our subsidiaries. Our cash flow and, consequently, our ability to pay interest and to service our debt, including the Exchange Notes, are dependent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the Exchange Notes or to make cash available to us for that purpose. In addition, many of our operating subsidiaries are highly regulated and may be subject to restrictions on their ability to pay dividends to us. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill any existing or future direct debt service requirements of such subsidiaries.

The Exchange Notes will be our senior unsecured obligations and will rank equally in right of payment with all existing and future senior unsecured indebtedness of AT&T Inc. The Exchange Notes will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the Exchange Notes would have any claims to those assets.

USE OF PROCEEDS

This Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

AT&T’s consolidated ratio of earnings to fixed charges for each of the fiscal years indicated is as follows:

	For the Years Ended
	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges[1]	4.52	4.42	—	6.95	8.67

     1 Earnings were not sufficient to cover fixed charges in 2008. The deficit was $943.

SELECTED HISTORICAL FINANCIAL DATA

The following consolidated selected financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the consolidated financial statements and related notes of AT&T incorporated by reference therein. The consolidated selected financial data as of December 31, 2010, December 31, 2009, December 31, 2008, December 31, 2007 and December 31, 2006 and for the fiscal years then ended were derived from the audited consolidated financial statements and notes thereto of AT&T. Dollars in millions except per share amounts.

At December 31 or for the Year Ended:	2010	2009(1)	2008(1)	2007(1)	2006(1),(2)
	As Adjusted

Financial Data
Operating revenues	$124,280	$122,513	$123,443	$118,322	$62,518
Operating expenses	$104,707	$101,513	$125,133	$89,181	$44,521
Operating income (loss)	$19,573	$21,000	$(1,690)	$29,141	$17,997
Interest expense	$2,994	$3,368	$3,369	$3,460	$1,800
Equity in net income of affiliates	$762	$734	$819	$692	$2,043
Other income (expense) — net	$897	$152	$(332)	$814	$398
Income tax expense (benefit)	$(1,162)	$6,091	$(2,210)	$9,917	$6,088
Net Income (Loss)	$20,179	$12,447	$(2,364)	$17,228	$12,547
Less: Net Income Attributable to Noncontrolling Interest	$(315)	$(309)	$(261)	$(196)	$(5)
Net Income (Loss) Attributable to AT&T	$19,864	$12,138	$(2,625)	$17,032	$12,542
Earnings (Loss) Per Common Share:
Net Income (Loss) Attributable to AT&T	$3.36	$2.06	$(0.44)	$2.78	$3.23
Earnings (Loss) Per Common Share — Assuming Dilution:
Net Income (Loss) Attributable to AT&T	$3.35	$2.05	$(0.44)	$2.76	$3.22
Total assets	$268,488	$268,312	$264,700	$274,951	$270,118
Long-term debt	$58,971	$64,720	$60,872	$57,253	$50,062
Total debt	$66,167	$72,081	$74,990	$64,112	$59,795
Construction and capital expenditures	$20,302	$17,294	$20,290	$17,831	$8,337
Dividends declared per common share	$1.69	$1.65	$1.61	$1.47	$1.35
Book value per common share	$18.94	$17.28	$16.35	$19.07	$18.52
Ratio of earnings to fixed charges(6)	4.52	4.42	—	6.95	8.67
Debt ratio	37.1%	41.4%	43.8%	35.7%	34.1%
Weighted average common shares outstanding (000,000)	5,913	5,900	5,927	6,127	3,882
Weighted average common shares outstanding with dilution (000,000)	5,938	5,924	5,958	6,170	3,902
End of period common shares outstanding (000,000)	5,911	5,902	5,893	6,044	6,239
Operating Data
Wireless connections (000)(3)	95,536	85,120	77,009	70,052	60,962
In-region network access lines in service (000)	43,678	49,392	55,610	61,582	66,469
Broadband connections (000)(4),(5)	17,755	17,254	16,265	14,802	12,170
Number of employees	266,590	282,720	302,660	309,050	304,180

(1)	Financial data for 2006 — 2009 has been adjusted to reflect our voluntary change in accounting for pension and postretirement benefits. See Note 1 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)	Our 2006 income statement amounts reflect results from BellSouth Corporation (BellSouth) and AT&T Mobility LLC (AT&T Mobility), formerly Cingular Wireless LLC, for the two days following the December 29, 2006 acquisition. Our 2006 balance sheet and end-of-year metrics include 100% of BellSouth and AT&T Mobility. Prior to the December 29, 2006 BellSouth acquisition, AT&T Mobility was a joint venture in which we owned 60% and was accounted for under the equity method.

(3)	The number presented represents 100% of AT&T Mobility cellular/PCS customers.

(4)	Broadband connections include in-region DSL lines, in-region U-verse High Speed Internet access, satellite broadband and 3G LaptopConnect cards.

(5)	Prior-period amounts restated to conform to current period reporting methodology.

(6)	Earnings were not sufficient to cover fixed charges in 2008. The deficit was $943.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We are offering to exchange our 5.35% Global Notes due 2040, which have been registered under the Securities Act and which we refer to as the “Exchange Notes”, for our outstanding 5.35% Global Notes due 2040, which have not been so registered and which we refer to as the “Original Notes”. We refer to this exchange offer as the “Exchange Offer”.

On September 2, 2010, we consummated a previous exchange offer to exchange up to $3,500,000,000 aggregate principal amount of 8.75% Senior Notes of New Cingular Wireless Services, Inc. due 2031 and 8.00% Senior Notes of AT&T Corp. due 2031 for the Original Notes and cash. In connection with the previous exchange offer, we entered into a registration rights agreement, dated as of September 2, 2010 (the “Registration Rights Agreement”), with Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Cabrera Capital Markets, LLC, CastleOak Securities, L.P., Comerica Securities, Inc., Loop Capital Markets LLC, M.R. Beal & Company, RBS Securities Inc. and U.S. Bancorp Investments, whom we refer to collectively as the “Dealer Managers”. Under the Registration Rights Agreement, we agreed to file and to use our reasonable best efforts to have declared effective an exchange offer registration statement under the Securities Act and to consummate an Exchange Offer.

We are making the Exchange Offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who exchanges Original Notes for Exchange Notes in the Exchange Offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offer to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Based on the terms and subject to the conditions of the Exchange Offer, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date for the Exchange Offer. Subject to the minimum denomination requirements of the Exchange Notes, we will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding

Original Notes validly tendered pursuant to the Exchange Offer and not validly withdrawn on or before the Expiration Date. Holders may tender some or all of the Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $3,500,000,000 of Exchange Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the Exchange Offer. The Exchange Notes issued in connection with the Exchange Offer will be delivered promptly after the Expiration Date.

The terms of the Exchange Notes will be identical in all material respects to the terms of the Original Notes, except that:

•	the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of the Exchange Notes; and

•	holders of the Exchange Notes will not be entitled to any rights under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer, or to the additional interest provisions of the Registration Rights Agreement.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same Indenture and be entitled to the same benefits under that Indenture as the Original Notes being exchanged. As of the date of this prospectus, $3,500,000,000 in aggregate principal amount of the Original Notes are outstanding.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Description of Exchange Notes — Form and Title”, Exchange Notes will be issued in the form of one or more global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of Exchange Notes — Form and Title”.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but certain registration and other rights under the Registration Rights Agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the Registration Rights Agreement. See “— Consequences of Failure to Properly Tender Original Notes in the Exchange Offer”.

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offer.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See “— Fees and Expenses”.

Expiration Date; Extension; Termination; Amendment

The Expiration Date for the exchange offer is 5:00 p.m., New York City time, on May 12, 2011, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended.

We reserve the right, in our sole discretion:

•	to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

•	to amend the terms of the Exchange Offer in any manner.

If we amend the Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the Exchange Offer for a period of five to ten business days.

If we determine to extend, amend or terminate the Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any Original Notes or terminate the Exchange Offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the Exchange Offer as required by Rule 14e-1(c).

Interest on the Exchange Notes

The Exchange Notes will bear interest at the rate of 5.35% per annum from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on such Original Notes, from September 2, 2010. Interest will be payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2011.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer, if any of the following conditions are not satisfied on or prior to the Expiration Date:

•	no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a) challenges the making of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer; or

(b) in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer;

•	nothing has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the Exchange Offer or impair our ability to realize the anticipated benefits of the Exchange Offer;

•	there shall not have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Original Notes that are the subject of the Exchange Offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in the securities or financial markets in the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

•	the Trustee with respect to the Indenture for the Original Notes that are the subject of the Exchange Offer and the Exchange Notes to be issued in the Exchange Offer shall not have been directed by any holders of Original Notes to object in any respect to, nor take any action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer, nor shall the Trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the Exchange Offer and promptly return all tendered Original Notes to the respective tendering holders;

•	modify, extend or otherwise amend the Exchange Offer and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn.

In addition, subject to applicable law, we may in our absolute discretion terminate the Exchange Offer for any other reason.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offer described in this prospectus and in the letter of transmittal. The participation in the Exchange Offer by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offer.

Procedures for Tendering Original Notes

If you wish to participate in the Exchange Offer and your Original Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Original Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the Exchange Offer, you must either:

•	complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your Original Notes specified in the letter of transmittal, to the Exchange Agent at the address listed in the letter of transmittal, for receipt on or prior to the Expiration Date; or

•	comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the Expiration Date.

The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at its address set forth below under the caption “Exchange Agent”. Original Notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the Exchange Agent. We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under this prospectus.

The method of delivery of Original Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or prior to the Expiration Date. Do not send the letter of transmittal or any Original Notes to anyone other than the Exchange Agent.

If you are tendering your Original Notes in exchange for Exchange Notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any Original Notes to be delivered pursuant to the Exchange Offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

If you are a beneficial owner which holds Original Notes through Euroclear (as defined herein) or Clearstream (as defined herein) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Original Notes.

Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC

If you wish to tender Original Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Original Notes pursuant to the Exchange Offer; and

•	instruct your nominee to tender all Original Notes you wish to be tendered in the Exchange Offer into the Exchange Agent’s account at DTC on or prior to the Expiration Date

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender Original Notes by effecting a book-entry transfer of Original Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described under “— Withdrawal of Tenders”, as the case may be, must be guaranteed by an eligible guarantor institution unless the Original Notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings institution that is a participant in a Securities Transfer Association recognized program.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holders of Original Notes tendered thereby, the signatures must correspond with the names as written on the face of the Original Notes without any change whatsoever. If any of the Original Notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the Original Notes tendered thereby are registered in different names on different Original Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If Original Notes that are not tendered for exchange pursuant to the Exchange Offer are to be returned to a person other than the tendering holder, certificates for those Original Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the holder of any Original Notes listed in the letter of transmittal, those Original Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those Original Notes. If the letter of transmittal or any Original Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Original Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, Original Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the Exchange Agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose Original Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Original Notes. Holders may contact the Exchange Agent for assistance with these matters.

In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offer”, to terminate the Exchange Offer. By tendering, each holder represents and acknowledges to us, among other things, that:

•	it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the Exchange Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

•	at the time of commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of such Exchange Notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of our company; and

•	if the holder is a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offer may be validly withdrawn at any time prior to the Expiration Date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under the caption “Exchange Agent”. The withdrawal notice must:

(1) specify the name of the tendering holder of Original Notes;

(2) bear a description, including the series, of the Original Notes to be withdrawn;

(3) specify, in the case of Original Notes tendered by delivery of certificates for those Original Notes, the certificate numbers shown on the particular certificates evidencing those Original Notes;

(4) specify the aggregate principal amount represented by those Original Notes;

(5) specify, in the case of Original Notes tendered by delivery of certificates for those Original Notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of Original Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Original Notes; and

(6) be signed by the holder of those Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those Original Notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Original Notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “— Procedures for Tendering Original Notes” on or prior to the Expiration Date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at The Bank of New York Mellon Trust Company, N.A., as Exchange Agent, c/o The Bank of New York Mellon Corporation, Corporate Trust Operations — Reorganization Unit, 480 Washington Boulevard, 27th Floor, Jersey City, New Jersey 07310. The Exchange Agent’s telephone number is (212) 815-3687 and facsimile number is (212) 298-1915.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and certain accounting and legal fees.

Holders who tender their Original Notes for exchange will not be obligated to pay transfer taxes. If, however,

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered,

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offer

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offer is completed, we generally will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Relating to Participation in the Exchange Offer— If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

DESCRIPTION OF EXCHANGE NOTES

For purposes of this section “Description of Exchange Notes”, the terms “we”, “us”, “our” and “AT&T” shall refer to AT&T Inc. and not any of its subsidiaries. The terms of the Exchange Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. See “Where You Can Find More Information.”

General

The Exchange Notes will be issued under our indenture dated as of November 1, 1994, with The Bank of New York Mellon, acting as trustee. The Exchange Notes will be our unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under our indenture. We will issue the Exchange Notes in fully registered form only and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We may issue definitive notes in the limited circumstances set forth in “— Form and Title” below. If we issue definitive notes, principal of and interest on the Exchange Notes will be payable in the manner described below, the transfer of the Exchange Notes will be registrable, and the Exchange Notes will be exchangeable for new notes bearing identical terms and provisions, at the office of The Bank of New York Mellon, the paying agent and registrar for our Exchange Notes, currently located at 101 Barclay Street, New York, New York 10286. However, payment of interest, other than interest at maturity, or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding this, (1) the depositary, as holder of the Exchange Notes, or (2) a holder of more than $5 million in aggregate principal amount of Exchange Notes in definitive form can require the paying agent to make payments of interest, other than interest due at maturity, or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions as long as the paying agent receives the instructions not less than ten days prior to the applicable interest payment date. The principal and interest payable in U.S. dollars on a note at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a note at the office of the paying agent.

For purposes of the Exchange Notes, a business day means a business day in The City of New York and London.

The Exchange Notes offered in the Exchange Offer will bear interest at the rate of 5.35% per annum. We will pay interest on the Exchange Notes in arrears on each March 1 and September 1, commencing on September 1, 2011, to the persons in whose names the Exchange Notes are registered at the close of business on the February 15 and August 15 preceding the respective interest payment date. The Notes will mature on September 1, 2040.

Optional Redemption of the Exchange Notes

The Exchange Notes will be redeemable, as a whole or in part, at our option, at any time and from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the Exchange Notes. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Exchange Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 25 basis points for the Exchange Notes. In the case of each of clauses (1) and (2), accrued interest will be payable to the redemption date.

“Treasury Rate” means, with respect to any redemption date for the Exchange Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day-count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Exchange Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by the trustee after consultation with AT&T.

“Comparable Treasury Price” means, with respect to any redemption date for the Exchange Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Exchange Notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated and their respective affiliates and, at the option of the Company, one other nationally recognized investment banking firm that is a primary U.S. Government Securities dealer in the United States (a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to each new note to be redeemed, the remaining scheduled payments of principal of and interest on the new note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a new note, the amount of the next succeeding scheduled interest payment on the new note will be reduced by the amount of interest accrued on the new note to the redemption date.

On and after the redemption date, interest will cease to accrue on the Exchange Notes or any portion of the Exchange Notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the Exchange Notes to be redeemed on that date.

In the case of any partial redemption, selection of the Exchange Notes will be made by the trustee by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate.

Form and Title

The Exchange Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, known as DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Luxembourg or Euroclear, if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the names of their respective U.S. depositaries on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream Luxembourg, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear. Except under circumstances described below, the Exchange Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the Exchange Notes represented by the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the Exchange Notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of the Exchange Notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on the Exchange Notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of us, the trustee, any paying agent or registrar for the Exchange Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests.

We expect that the depositary for the Exchange Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants.

If the depositary is at any time unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue the Exchange Notes in definitive certificated form. We will also issue the Exchange Notes in definitive certificated form in exchange for the global notes if an event of default has occurred with regard to the Exchange Notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the Exchange Notes represented by the global notes and, in that event, will issue the Exchange Notes of that series in definitive certificated form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive certificated form of the Exchange Notes represented by the global notes equal in principal amount to such beneficial interest and to have such Exchange Notes registered in its name. The Exchange Notes so issued in definitive certificated form will be issued as registered in minimum denominations of $1,000 and integral multiples of $1,000 thereafter, unless otherwise specified by us. Our definitive certificated form of the Exchange Notes can be transferred by presentation for registration to the registrar at its New York office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

Transfers

Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of notes in definitive form for any reason, including to sell notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the indenture.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection. The term “event of default” with respect to the Exchange Notes is defined in the Indenture to mean any of the following:

•	We fail to make any interest payment on the Exchange Notes when it is due, and we do not cure this default within 90 days.

•	We fail to make any payment of principal when it is due at the maturity of the Exchange Notes or upon redemption.

•	We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 90 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

The Clearing Systems

DTC.  The depositary has advised us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including the Dealer Managers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream Luxembourg.  Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Dealer Managers. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the Exchange Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear.  Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the “Euroclear operator.”

The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the “Terms and Conditions Governing Use of Euroclear” and the related operating procedures of the Euroclear System, and applicable Belgian law, which are collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of notes and cash within Euroclear, withdrawals of notes and cash from Euroclear, and receipts of payments with respect to notes in Euroclear. All notes in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Exchange Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary. However, cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of Exchange Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions in the Exchange Notes settled during the processing will be reported to the relevant Clearstream Luxembourg or Euroclear participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Exchange Notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although it is expected that DTC, Clearstream Luxembourg and Euroclear will follow the foregoing procedures in order to facilitate transfers of Exchange Notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue such procedures and such procedures may be changed or discontinued at any time.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Exchange Notes such additional amounts as are necessary so that the net payment by us or a paying agent of the principal of and interest on the Exchange Notes to a person that is a United States alien holder (as defined under the heading “Certain U.S. Federal Income Tax Considerations — United States Alien Holders” below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Exchange Notes had no withholding or deduction been required.

Our obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

(b) is or was a citizen or resident or is or was treated as a resident of the United States;

(c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax; or

(d) is or was a “10-percent shareholder” of AT&T;

(2) to any holder that is not the sole beneficial owner of the Exchange Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Exchange Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by AT&T or a paying agent from the payment;

(5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any new note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the above items.

The Exchange Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading “— Payment of Additional Amounts” and under the heading “— Redemption Upon a Tax Event”, we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

In particular, we will not pay additional amounts on any Exchange Note:

•	where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments, or any law implementing or complying with, or introduced in order to conform to, that Directive; or

•	presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a member state of the European Union.

Redemption Upon a Tax Event

If (a) we become or will become obligated to pay additional amounts with respect to any Exchange Notes as described herein under the heading “— Payment of Additional Amounts” as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus, or (b) a taxing authority of the United States takes an action on or after the date of this prospectus, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the Exchange Notes on any interest payment date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. However, we may determine, in our business judgment, that the obligation to pay these additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the Exchange Notes. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading “— Payment of Additional Amounts” and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Exchange Notes pursuant to their terms.

Further Issues

We may from time to time, without notice to or the consent of the holders of the Exchange Notes, create and issue further notes ranking equally and ratably with such series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the Exchange Notes. Any further Exchange Notes shall be issued pursuant to a resolution of our board of directors, a supplement to the indenture, or under an officers’ certificate pursuant to the indenture.

Notices

Notices to holders of the Exchange Notes will be published in authorized newspapers in The City of New York. It is expected that publication will be made in The City of New York in The Wall Street Journal. We will be deemed to have given this notice on the date of each publication or, if published more than once, on the date of the first publication.

Prescription Period

Any money that we deposit with the trustee or any paying agent for the payment of principal or any interest on any global note that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of the global note will be able to seek any payment to which that holder may be entitled to collect only from us.

Governing Law

The Exchange Notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the Exchange Offer. It applies to you only if you tender your Original Notes for Exchange Notes in this offering. This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

YOU SHOULD CONSULT WITH YOUR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Treatment of the Exchange

For U.S. federal income tax purposes, you should not be treated as having disposed of Original Notes in a taxable exchange solely because you exchanged Original Notes for Exchange Notes, and you therefore should not recognize gain or loss as a result of this exchange. Accordingly, for U.S. federal income tax purposes, your tax basis in the Exchange Notes should equal your basis in your Original Notes, your holding period in the Exchange Notes should include your holding period in your exchanged Original Notes, and payments or accrual of interest, premium and principal on the Exchange Notes should be treated in the same manner as such payments or accruals were treated with respect to the Original Notes.

PLAN OF DISTRIBUTION

If you want to participate in the Exchange Offer, you must represent, among other things, that you:

•	are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

•	are acquiring the Exchange Notes in the ordinary course of your business;

•	have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

•	are not an “affiliate” as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “Summary — The Exchange Offer — Resale of Exchange Notes” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. AT&T has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

AT&T will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date, AT&T will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer other than underwriting discounts and commissions, if any, relating to the sale or disposition of the Original Notes by a holder of the Original Notes, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

THE EXCHANGE AGENT

The Bank of New York Mellon Trust Company, N.A. has been appointed as the Exchange Agent for the Exchange Offer. Letters of transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Original Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and telephone number set forth on the back cover of this prospectus.

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the Exchange Agent at the address and telephone numbers listed below. Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer.

We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

The address for The Bank of New York Mellon Trust Company, N.A. is:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations — Reorganization Unit
480 Washington Boulevard,
27th Floor
Jersey City, New Jersey 07310
Attention: David Mauer.

Banks and brokers please call (212) 815-3687. Questions and requests for assistance related to the Exchange Offer or for additional copies of this prospectus and the letter of transmittal may be directed to the Exchange Agent at the telephone number and address listed above.

The Exchange Agent may be reached by facsimile (only for eligible institutions) at (212) 298-1915. For confirmation purposes, the Exchange Agent may be reached at (212) 815-3687.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ABOVE IS NOT A VALID DELIVERY.

VALIDITY OF SECURITIES

Mr. Wayne Watts, Senior Executive Vice President and General Counsel of AT&T, is passing upon the validity of the Exchange Notes for us. As of April 1, 2011, Mr. Watts owned less than 1% of the outstanding shares of common stock of AT&T.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K (including the schedule appearing therein) for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated herein by reference. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

U.S.$3,500,000,000

AT&T Inc.

Offer to Exchange
Up to $3,500,000,000 Principal Amount of
5.35% Global Notes due 2040
Which Have Been Registered Under the Securities Act of 1933
For All Outstanding Unregistered
5.35% Global Notes due 2040

Prospectus
April 13, 2011